EXHIBIT 23.7

CONSENT OF BETTINA VON OESTERREICH TO BE NAMED AS A DIRECTOR NOMINEE

CONSENT

The undersigned hereby consents to being named in the registration statement on Form S-11 (Registration No. 333-138591) and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”) of Quadra Realty Trust, Inc., a Maryland corporation (the “Company”), as an individual to become a director of the Company and to the inclusion of his or her biographical information in the Registration Statement.

Dated: January 25, 2007

/s/ Bettina von Oesterreich
Bettina von Oesterreich